Exhibit 4.1

EXECUTION COPY

NINTH AMENDMENT

TO

THE MBNA MASTER CREDIT CARD TRUST II

POOLING AND SERVICING AGREEMENT

THIS NINTH AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of September 23, 2004 (the “Amendment”) is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”);

WHEREAS the Seller and Servicer and the Trustee have executed certain supplements as described on Schedule 1 hereto (the “Series Supplements”);

WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement and the Series Supplements as provided herein;

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement and the Series Supplements as follows:

SECTION 1. Amendment of Section 1.01.

(a) The first sentence in the definition of “Account” (including the footnote accompanying the same) in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Account” shall mean each VISA®, MasterCard® and American Express®* credit card account serviced at the Newark, Delaware servicing center of the Seller, or at such other servicing center of the Seller as shall be designated by the Seller or the Servicer pursuant to Section 13.02(c), and established pursuant to a Credit Card Agreement between the Seller and any Person identified by account number and by the Receivable balance as of the Cut Off Date and as of each Addition Date in each computer file or microfiche list delivered to the Trustee by the Seller pursuant to Section 2.01 or 2.06.

*	VISA®, MasterCard® and American Express® are federally registered servicemarks of Visa U.S.A., Inc., MasterCard International Incorporated and American Express Company, respectively.

(b) The definition of “Bank Portfolio” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Bank Portfolio” shall mean the MasterCard, VISA and American Express accounts owned by the Seller.

(c) The definition of “Credit Card Agreement” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Credit Card Agreement” shall mean the agreement and Federal Truth in Lending Statement for MasterCard, VISA and American Express credit card accounts between any Obligor and MBNA America Bank, National Association, as such agreements may be amended, modified or otherwise changed from time to time.

(d) The definition of “Date of Processing” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Date of Processing” shall mean, with respect to any transaction, the date on which such transaction is first recorded on the Servicer’s computer master file of MasterCard, VISA and American Express accounts (without regard to the effective date of such recordation).

(e) The first sentence in the definition of “Defaulted Account” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Defaulted Account” shall mean each Account with respect to which, in accordance with the Credit Card Guidelines or the Servicer’s customary and usual servicing procedures for servicing credit card receivables comparable to the Receivables, the Servicer has charged-off the Receivables in such Account as uncollectible; an Account shall become a Defaulted Account on the day on which such Receivables are recorded as charged off as uncollectible on the Servicer’s computer master file of MasterCard, VISA and American Express accounts.

(f) The definition of “Interchange” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Interchange” shall mean interchange fees or issuer rate fees payable to the Seller, in its capacity as credit card issuer, through VISA U.S.A., Inc., MasterCard International Incorporated and American Express Company.

(g) The definition of “Pool Index File” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Pool Index File” shall mean the file on the Seller’s computer system that identifies MasterCard, VISA and American Express accounts of the Seller, which file is designated by the Seller as its “Pool Index File.”

(h) The definition of “Zero Balance Account” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Zero Balance Account” shall mean an Account with a Receivable balance of zero which the Servicer will remove from its computer master file of VISA, MasterCard and American Express accounts.

SECTION 2. Amendment of Section 2.05. The first sentence in subsection 2.05(c) of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

The Seller shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines and all applicable rules and regulations of VISA U.S.A., Inc., MasterCard International Incorporated and American Express Company except insofar as any failure to comply or perform would not materially and adversely affect the rights of the Trust or the Certificateholders hereunder or under the Certificates.

SECTION 3. Amendment of Section 2.06. The first sentence in subsection 2.06(a)(i) of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

If, (A) during any period of thirty consecutive days, the Seller Interest averaged over that period is less than the Minimum Seller Interest for that period the Seller shall designate additional eligible MasterCard, VISA or American Express accounts from the Bank Portfolio (“Additional Accounts”) to be included as Accounts in a sufficient amount such that the average of the Seller Interest as a percentage of the Average Principal Receivables for such 30 day period, computed by assuming that the amount of the Principal Receivables of such Additional Accounts shall be deemed to be outstanding in the Trust during each day of such 30-day period, is at least equal to the Minimum Seller Interest, or (B) on any Record Date the aggregate amount of Principal Receivables is less than the Minimum Aggregate Principal Receivables (as adjusted for any Series having a Companion Series as described in the Supplement for such Series), the Seller shall designate Additional Accounts to be included as Accounts in a sufficient amount such that the aggregate amount of Principal Receivables will be equal to or greater than the Minimum Aggregate Principal Receivables.

SECTION 4. Amendment of Section 10.02. The last sentence in subsection 10.02(a) of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

Notwithstanding the above, the Trustee shall, if it is legally unable so to act, petition a court of competent jurisdiction to appoint any established financial institution having, in the case of an entity that is subject to risk-based capital adequacy requirements, risk-

based capital of at least $50,000,000 or, in the case of an entity that is not subject to risk-based capital requirements, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of VISA, MasterCard or American Express credit card receivables as the Successor Servicer hereunder.

SECTION 5. Amendment to the Series Supplements. By executing this Amendment, the parties hereto acknowledge and agree that this Amendment hereby amends the Series Supplements by deleting the words “MasterCard and VISA” wherever such words appear in each of the Series Supplements, and inserting the words “MasterCard, VISA and American Express” in their place.

SECTION 6. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:

(a) Notification in writing from each of Moody’s and Standard & Poor’s to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 6(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 7. Pooling and Servicing Agreement and Series Supplements in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement and the Series Supplements shall remain in full force and effect. All references to the Pooling and Servicing Agreement and the Series Supplements in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement and Series Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Pooling and Servicing Agreement or the Series Supplements, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement and the Series Supplements, as amended by this Amendment, as though the terms and obligations of the Pooling and Servicing Agreement and the Series Supplements were set forth herein.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 9. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the

State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 10. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

MBNA AMERICA BANK,
NATIONAL ASSOCIATION,
Seller and Servicer

By:	/s/ Kevin F. Sweeney
Name:	Kevin F. Sweeney
Title:	First Vice President

THE BANK OF NEW YORK,
Trustee

By:	/s/ Jonathan Farber
Name:	Jonathan Farber
Title:	Assistant Treasurer

SCHEDULE 1

List of Series Supplements

Series 1995-C Supplement, dated as of June 29, 1995

Series 1996-B Supplement, dated as of March 26, 1996

Series 1996-G Supplement, dated as of July 17, 1996

Series 1996-M Supplement, dated as of November 26, 1996

Series 1997-B Supplement, dated as of February 27, 1997

Series 1997-D Supplement, dated as of May 22, 1997

Series 1997-H Supplement, dated as of August 6, 1997

Series 1997-K Supplement, dated as of October 22, 1997

Series 1997-O Supplement, dated as of December 23, 1997

Series 1998-B Supplement, dated as of April 14, 1998

Series 1998-E Supplement, dated as of August 11, 1998

Series 1998-F Supplement, dated as of August 26, 1998

Series 1998-G Supplement, dated as of September 10, 1998

Series 1999-B Supplement, dated as of March 26, 1999

Series 1999-D Supplement, dated as of June 3, 1999

Series 1999-J Supplement, dated as of September 23, 1999

Series 1999-L Supplement, dated as of November 5, 1999

Series 1999-M Supplement, dated as of December 1, 1999

Series 2000-A Supplement, dated as of March 8, 2000

Series 2000-C Supplement, dated as of April 13, 2000

Series 2000-D Supplement, dated as of May 11, 2000

Series 2000-E Supplement, dated as of June 1, 2000

Series 2000-F Supplement, dated as of June 23, 2000

Series 2000-G Supplement, dated as of July 20, 2000

Series 2000-H Supplement, dated as of August 23, 2000

Series 2000-I Supplement, dated as of September 8, 2000

Series 2000-J Supplement, dated as of October 12, 2000

Series 2000-K Supplement, dated as of November 21, 2000

Series 2000-L Supplement, dated as of December 13, 2000

Series 2001-A Supplement, dated as of February 20, 2001

Series 2001-B Supplement, dated as of March 8, 2001

Series 2001-C Supplement, dated as of April 25, 2001

Series 2001-D Supplement, dated as of May 24, 2001